Exhibit 99.1

PAVmed Announces Dividend of Lucid Diagnostics Common Stock and Reverse Stock Split

PAVmed shareholders as of January 15, 2024 will participate in distribution of approximately 3.3 million shares of Lucid common stock

1-for-15 reverse stock split to be effective as of market open on December 7, 2023

NEW YORK, December 4, 2023 - PAVmed Inc. (Nasdaq: PAVM, PAVMZ) (“PAVmed” or the “Company”), a diversified commercial-stage medical technology company, operating in the medical device, diagnostics, and digital health sectors today announced a dividend of approximately 3.3 million shares of common stock of its majority-owned subsidiary, Lucid Diagnostics Inc. (Nasdaq: LUCD), which equals the number of shares PAVmed will receive in the contemporaneous partial settlement of outstanding intercompany debt owed to PAVmed by Lucid. PAVmed shareholders as of January 15, 2024, will participate in the dividend distribution. PAVmed also announced that it will conduct a 1-for-15 reverse stock split of its own common stock.

Lucid Common Stock Dividend

The PAVmed Board of Directors has declared a dividend of approximately 3.3 million shares of Lucid common stock with a record date of January 15, 2024. All holders of PAVmed capital stock as of such date will participate in the dividend on a pro rata basis.

Contemporaneous with the dividend, Lucid will issue to PAVmed an equivalent number of shares of Lucid common stock as payment for the portion of intercompany debt owed to PAVmed that Lucid incurred during fiscal year 2022. As a result, the number of shares of Lucid common stock held by PAVmed will remain unchanged following the distribution.

“This distribution is emblematic of our strong commitment to maximizing value for our shareholders,” said Lishan Aklog, M.D., PAVmed’s Chairman and Chief Executive Officer. “We believe, in light of market conditions for both PAVmed and Lucid, that it is in our shareholders’ best interests to allow them to directly hold a portion of Lucid shares in which they have or would have a beneficial interest through PAVmed. I am particularly pleased that we were able to structure the distribution in conjunction with the repayment of intercompany debt such that PAVmed’s ownership of Lucid shares remains unchanged. We will continue to closely monitor market conditions as we consider other such opportunities to deliver value for our shareholders in the future.”

PAVmed expects the distribution to be made within 30 days of the January 15, 2024 record date.

Reverse Stock Split

The reverse stock split will become effective on December 7, 2023, at 12:01 a.m. Eastern Time. The Company’s common stock will continue to trade on the Nasdaq Capital Market (“Nasdaq”) under the symbol “PAVM” and will begin trading on a split-adjusted basis at the opening of the market on December 7, 2023 with the new CUSIP number, 70387R403. The reverse stock split is intended for the Company to regain compliance with the $1.00 per share minimum bid price requirement for continued listing of our common stock on Nasdaq.

The reverse stock split was approved by the Company’s stockholders at a special meeting of stockholders held on March 31, 2023, with the specific ratio to be determined at the discretion of the Company’s board of directors within approved parameters. The ratio of 1-for-15 was approved by the board on November 28, 2023. At the effective time of the reverse stock split, the authorized shares of our common stock will be reduced from 250,000,000 to 50,000,000 (which reduction was approved, subject to completion of the reverse stock split, by the Company’s stockholders at the same March 31, 2023 special meeting).

As a result of the reverse stock split, the number of shares of common stock available for issuance under the Company’s equity incentive plan and employee stock purchase plan immediately prior to the reverse stock split will be proportionately reduced. In addition, the exercise prices of and number of shares subject to the Company’s outstanding Series Z Warrants, stock options and convertible securities, and the conversion price of the Company’s outstanding convertible debt will likewise be proportionately adjusted in accordance with their respective terms. In conjunction with the reverse stock split, the Company will also be extending the maturity date of the Series Z warrants by twelve months, to April 30, 2025.

No fractional shares of our common stock will be issued in connection with the reverse stock split. Stockholders that would hold a fractional share of common stock as a result of the reverse stock split will have such fractional shares rounded up to the nearest whole share.

About PAVmed and its Subsidiaries

PAVmed Inc. is a diversified commercial-stage medical technology company operating in the medical device, diagnostics, and digital health sectors. Its majority-owned subsidiary, Lucid Diagnostics, is a commercial-stage cancer prevention medical diagnostics company that markets the EsoGuard® Esophageal DNA Test and EsoCheck® Esophageal Cell Collection Device—the first and only commercial tools for widespread early detection of esophageal precancer to mitigate the risks of esophageal cancer deaths. Its other majority-owned subsidiary, Veris Health Inc., is a digital health company focused on enhanced personalized cancer care through remote patient monitoring using implantable biologic sensors with wireless communication along with a custom suite of connected external devices. Veris is concurrently developing an implantable physiological monitor, designed to be implanted alongside a chemotherapy port, which will interface with the Veris Cancer Care Platform.

For more information about PAVmed, please visit pavmed.com.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are any statements that are not historical facts. Such forward-looking statements, which are based upon the current beliefs and expectations of PAVmed’s and Lucid’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. Risks and uncertainties that may cause such differences include, among other things, volatility in the price of PAVmed’s and Lucid’s common stock; PAVmed’s Series Z warrants; general economic and market conditions; the uncertainties inherent in research and development, including the cost and time required to advance PAVmed’s and Lucid’s products to regulatory submission; whether regulatory authorities will be satisfied with the design of and results from PAVmed’s and Lucid’s clinical and preclinical studies; whether and when PAVmed’s and Lucid’s products are cleared by regulatory authorities; market acceptance of PAVmed’s and Lucid’s products once cleared and commercialized; PAVmed’s and Lucid’s ability to raise additional funding as needed; and other competitive developments. In addition, new risks and uncertainties may arise from time to time and are difficult to predict. For a further list and description of these and other important risks and uncertainties that may affect PAVmed’s and Lucid’s future operations, see Part I, Item 1A, “Risk Factors,” in PAVmed’s and Lucid’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as the same may be updated in Part II, Item 1A, “Risk Factors” in any Quarterly Report on Form 10-Q filed by PAVmed or Lucid after its most recent Annual Report. PAVmed and Lucid disclaim any intention or obligation to publicly update or revise any forward-looking statement to reflect any change in its expectations or in events, conditions, or circumstances on which those expectations may be based, or that may affect the likelihood that actual results will differ from those contained in the forward-looking statements.

Investor and Media Contact

Michael Parks

PAVmed and Lucid Diagnostics

484.356.7105

mep@pavmed.com